Exhibit 8.1

List of Subsidiaries of the Registrant

No.	Group entity	Jurisdiction of incorporation	Business Profile
1.	Basel Medical Group Pte. Ltd. (previously known as Singmed Specialists Pte. Ltd.)	Singapore	Intermediate holding company
2.	Singapore Knee, Sports and Orthopaedic Clinic Pte. Ltd.	Singapore	Clinics and other general medical services
3.	Singapore Knee, Sports and Orthopaedic Services Pte. Ltd.	Singapore	Clinics and other general medical services
4.	Singapore Sports & Orthopaedic Clinic Pte. Ltd.	Singapore	Clinics and other general medical services
5.	Singapore Sports & Orthopaedic Services Pte. Ltd.	Singapore	Specialised medical services (Including day surgical centres)
6.	SSOC Pte. Ltd.	Singapore	Clinics and other general medical services
7.	SSOS Pte. Ltd.	Singapore	Clinics and other general medical services
8.	Pharma Avenue Pte. Ltd. (previously known as Singapore Sports and Physiotherapy Centre Pte. Ltd.)	Singapore	Other health services
9.	Bethesda Medical Pte. Ltd.	Singapore	Clinics and other general medical services
10.	Oasis Medical Clinic Pte. Ltd.	Singapore	Clinics and other general medical services
11.	SSOC Farrer Park Pte. Ltd.	Singapore	Clinics and other general medical services
12.	SSOC Novena Pte. Ltd.	Singapore	Clinics and other general medical services
13.	SSOC Orchard Pte. Ltd.	Singapore	Clinics and other general medical services
14.	Eyetrust Medical Pte. Ltd.	Singapore	Specialised medical services (Including day surgical centres)